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                                CONSULTING AGREEMENT



      THIS CONSULTING AGREEMENT ("Agreement") is made and executed as of the 30th day of April 1996, by and between VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation located at 1800 Avenue of the Stars, Suite 400, Los Angeles, California, 90067("Company"), and JOFF POLLON of 2286 Betty Lane, Beverly Hills, California 90210 ("Consultant"), and is made with respect to the following facts:

A. Consultant represents that he possesses the knowledge and ability to successfully assist the Company in its strategic planning, capitalization and acquisition program.

B. The parties have entered into this Agreement for the purpose of setting forth the terms of consultancy of Consultant to the Company.

C. Company and Consultant believe that it is in their mutual best interests to enter into a consultant agreement pursuant to the terms hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.    SCOPE OF REPRESENTATION.       Company grants Consultant permission to
act on Company's behalf in assisting Company in its strategic planning, capitalization and acquisition program. Consultant's services shall be provided on a non-exclusive basis. Consultant shall provide his services on a best efforts basis.

2.    CONSULTANT'S EXPENSES.       Subject to prior approval of the Company,
Consultant shall provide his services at the Company's expense and at his own place of business. Consultant agrees that at the expense and prior approval of the Company, he may be required to travel to assist and advise the Company with respect to his efforts on behalf of the Company.

3.    INDEPENDENT CONTRACTOR;  NO POWER TO BIND.       Consultant is not an
employee of Company for any purpose whatsoever, but is an independent contractor. Company is interested only in the results obtained by the Consultant, who shall have, subject to the terms of this Agreement, sole control of the manner and means of performing under this Agreement. Consultant does not have the right or authority to create a contract or obligation either express or implied, on behalf of, in the name of or binding upon Company, or to pledge Company's credit, or to extend credit in the Company's name


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unless otherwise agreed in writing.  Consultant shall have no right or authority to commit Company in any manner without the prior written consent of Company.

4.    COMPENSATION.

           (a)    Fee.--    Company shall pay a monthly fee of two thousand
five hundred dollars ($2,500) per month payable in full on or before the fifth day of each month. Company may pay Consultant an additional fee or bonus at the sole and absolute discretion of Company's Board of Directors.

           (b) Option.-- Consultant shall be granted a one year option to purchase shares of the Company in the amount of four hundred thousand shares (400,000) at an exercise price of twenty four ($.24) per share. The option to purchase shares shall be registered under the Securities Act of 1933 or pursuant to an exemption thereunder as soon as practicable but in no event later than 30 days from the date of this agreement.

           (c)    Contingent Fee.--   Consultant shall receive a contingent fee
for materially assisting the Company in any transaction which is undertaken during the term. The amount of the contingent fee shall be negotiated in good faith on a case by case basis, may be paid in cash and registered securities and based upon a "Lehman's Formula" (i.e. a fee of 5% of the first million dollars of consideration paid or received pursuant to a transaction, 4% for the next million dollars of the transaction, 3% for the next million, 2% for next million and 1% for each million dollars thereafter). In connection with Consultant's material assistance in the acquisition of the brands and trademarks of Auburn Farms' and Nature's Warehouse, The Company and Consultant agree that Consultant is entitled to receive three hundred and fifty thousand (350,000) shares as Consultant's entire compensation for such advisory services.

5. TERM. This Agreement shall continue in full force and effect for a period of six months from July 1, l996; provided that the provisions and agreements relating to confidentiality and non-circumvention shall continue in full force and effect for a period of two (2) years from the date of termination.

6. WARRANTIES AND REPRESENTATIONS. Consultants' advisory services are provided on a best efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant's advise or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.


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7.    NOTICE.  Except as otherwise specifically provided, any notices to be given hereunder shall be deemed given upon personal delivery, upon the next business day immediately following the day sent if sent by overnight express carrier, or upon the third business day following the day sent if sent postage prepaid by certified or registered mail, return receipt requested, to the following addresses (or to such other address or addresses as shall be specified in any notice given):

      In case of Company:              Vitafort International Corporation
                                       1800 Avenue of the Stars, Suite 400
                                       Los Angeles, Ca. 90067
                                       Attn.:  Mark Beychok

      In case of Consultant:           Joff Pollon
                                       2286 Betty Lane
                                       Beverly Hills, California
                                       90210

8. WAIVER OF BREACH. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

9. ASSIGNMENT. Except as otherwise provided herein, the rights and benefits of the parties contained in this Agreement shall inure to the benefit of and be binding upon the successors, assigns, administrators, and personal representatives of the parties hereto.

10. COMPLIANCE WITH LAW. During the Term, Consultant shall comply with all laws andregulations applicable to Consultant in the conduct of his business.

11.   INCORPORATION BY REFERENCE.       The Confidentiality Agreement attached
hereto as an exhibit is incorporated herein by reference in its entirety.

12.   ARBITRATION.       Any controversy or claim arising out of or relating
to any interpretation, breach or dispute concerning any of the terms or provisions of this Agreement, which disagreement is not settled within thirty days after it arises, shall be settled by binding arbitration in Los Angeles California in accordance with the laws of the State of California and under the rules then obtaining of the American Arbitration Association and judgment upon the award rendered in said arbitration shall be final and may be entered in any court of the State of California having jurisdiction thereof. Any party hereto may apply for such arbitration. The parties incorporate the provisions of California Code of Civil Procedure, Sections 1283.05 and 1283.1 (relating to discovery) into this agreement and make those provisions a part of and applicable to any proceedings, including arbitration arising under the terms of this Agreement.

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13.   ATTORNEYS FEES.     In the event that an action at law or in equity is
brought to enforce the provisions of this Agreement or to prevent a breach thereof, the successful party in such action or arbitration proceeding shall be entitled to an award of attorney's fees and other costs as shall be established by the court or pursuant to a binding arbitration proceeding.

14.   HOLD HARMLESS & INDEMNIFICATION.--   The Company shall hold Consultant
harmless from and against and shall indemnify the other for any liability, loss, cost, expenses or damages howsoever caused by reason of any injury or loss sustained by or to any person or property by reason of any alleged wrongful act, misrepresentation or omission and it shall pay all sums to be paid or discharged in case of any action or any such damages or injuries relating to the subject matter of this Agreement or services or obligations rendered hereunder.

15. APPLICABLE LAW. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California.

16. ENTIRE AGREEMENT. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto.

17. NO ORAL CHANGE; WAIVER. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

18. CONFLICT OF INTEREST. Company acknowledges that, in the course of Consultant's non-exclusive services and the term, Consultant may now or in the future have certain potential or actual conflicts of interest. Any such actual or potential conflicts are hereby waived.

19. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof, or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.


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20.   INTERPRETATION.  Each of the parties acknowledge that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law, including but not limited to any decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be construed as a whole and in accordance with its fair meaning to affect the intentions of the parties and this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the April 30, l996.

      COMPANY:              VITAFORT INTERNATIONAL CORPORATION


                            By               /s/Mark Beychok
                                        ---------------------------
                                                 MARK BEYCHOK


      CONSULTANT:           JOFF POLLON


                            /s/Joff Pollon
                            ----------------------------


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